UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2012

Ruby Creek Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52354	26-4329046
(State or other jurisdiction	Commission file number	(IRS Employer
of incorporation)		Identification No.)

750 Third Avenue, 11th Floor, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(212) 679-5711

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 25, 2012, the Board of Directors of Ruby Creek Resources, Inc. appointed Daniel Bartley as Co-CEO. Mr. Bartley will be responsible for overall operations and management of the Company domestically and in its mining operations in Tanzania. He will report directly to the Board of Directors. Mr. Bartley joined the Company in June 2011 and, prior to his current appointment, served as Vice President – Finance.

Mr. Bartley joined the Ruby Creek management team in June 2011. He has over 25 years of both public and private operational, financial reporting and management experience. From June 2009 to March 2011, Mr. Bartley served as the CFO of Ultravolt, Inc., a designer and manufacturer of high voltage power supply units, where he was responsible for internal and external financial reporting. From March 2006 to April 2009, Mr. Bartley served as the CFO of Odyne Corporation, a company which manufactured advanced hybrid electric vehicle propulsion systems. From January 2004 to February 2006, he served as Vice President–Controller of Levitz Home Furnishing, a $1 billion retailer home furnishings company. Prior to 2004, Mr. Bartley served as President of Bartley & Associates, a financial consulting firm that specialized in asset purchase transactions, financial advisory services and financial reporting systems. He received a B.S. in Accounting from Long Island University and M.A. in Theology from the Seminary of the Immaculate Conception. Mr. Bartley is a Certified Public Accountant in the State of NY.

Mr. Bartley continues at this time under his original two year employment agreement, which was effective June 6, 2011. Under this agreement he receives an annual salary of $125,000 per annum, is eligible for an annual bonus at the discretion of the Board of Directors and is entitled to a salary increase upon attainment of positive cashflow. He was also granted 25,000 shares of common stock of the Company and 200,000 common stock purchase options exercisable at $0.50 per share, vesting ratably over the term of his contract. These options expire in five years.

The Company and Mr. Bartley are in the process of negotiating an amendment to his current employment agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBY CREEK RESOURCES, INC.

Date: January 31, 2012	By:	/s/ Myron Landin Myron Landin

Chief Financial Officer